Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

Penn Virginia Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-216756) on Form S-3, (No. 333-213979) on Form S-8 and (No. 333-214709) on Form S-1 of Penn Virginia Corporation and subsidiaries with respect to the statements of revenues and direct operating expenses of the Lavaca County, Texas oil and gas properties sold to Penn Virginia Corporation for the years ended December 31, 2016 and 2015 included in Penn Virginia Corporation’s Current Report on Form 8-K dated October 5, 2017.

/s/ KPMG LLP

Oklahoma City, Oklahoma

October 5, 2017